Exhibit 10.2

FIRST AMENDMENT TO THE

STOCKHOLDERS’ AGREEMENT

THIS FIRST AMENDMENT TO THE STOCKHOLDERS’ AGREEMENT (this “Amendment”), dated as the Amendment Effective Date (as defined below), is made and entered into by and among Levi Strauss & Co. (as successor to LSAI Holding Corp.), a Delaware corporation (the “Company”), and the holders of at least two-thirds of the outstanding Shares (as defined in the Stockholders’ Agreement) at the time of the Amendment Effective Date. Capitalized terms used but not defined in this Amendment have the respective meanings set forth in the Stockholders’ Agreement.

WHEREAS, on April 15, 1996, the Company and the stockholders of the Company named therein entered into that certain Stockholders’ Agreement, dated April 15, 1996 (as amended, restated or modified from time to time, the ‘‘Stockholders’ Agreement”); and

WHEREAS, pursuant to, and in accordance with, Section 4.5 of the Stockholders’ Agreement, the Company and the Stockholders desire to amend the Stockholders’ Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1    Amendment of Section 4.1. Section 4.1 of the Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following:

4.1    Term. The term of this Agreement shall commence on April 15, 1996 (the “Effective Date”) and shall terminate upon the earliest to occur of: (a) the execution and delivery of a written agreement to that effect by the holders of record of at least two-thirds of the Shares then outstanding, (b) 180 days following the consummation of an initial public offering and sale of Common Stock for cash pursuant to an effective registration statement on Form S-1 or any successor form under the Securities Act of 1933, as amended (an “IPO”) (or such earlier date following the consummation of an IPO that the Board shall determine) and ( c) April 15, 2019; provided that in the case of this clause (c), such date may be extended for a maximum of two, two-year periods (that is, until April 15, 2021 and until April 15, 2023) upon a majority vote of the Board of Directors (the occurrence of the first of (a), (b) and (c), including any extensions, being the “Termination Date”); provided that in the case of clause (a) or (c), Section 2.9 of this Agreement shall not terminate until the fifth anniversary of the Termination Date.

MISCELLANEOUS

Section 1.2    Effect of Amendment. This Amendment shall not constitute an amendment or modification of any provision of, or schedule or exhibit to, the Stockholders’ Agreement not expressly referred to in this Amendment. Except as expressly amended or modified in this Amendment, the provisions of the Stockholders’ Agreement are and remain in full force and effect. Whenever the Stockholders’ Agreement is referred to in the Stockholders’ Agreement or in any other agreement, document or instrument, such reference shall be deemed to be to the Stockholders’ Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

Section 1.3    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of laws principles thereof).

Section 1.4    Counterparts; Amendment Effective Date. This Amendment may be executed in any number of counterparts, all of which together shall constitute one instrument, each of which may be executed by less than all of the Stockholders, and shall be effective (the “Amendment Effective Date”) and enforceable against the Company and each of the Stockholders upon the execution by Company of this Amendment in accordance with Section 4.5 of the Stockholders’ Agreement and the execution and delivery to the Company of counterparts to this Amendment by the holders of at least two-thirds of the outstanding Shares at the time of the delivery of the last counterpart to this Amendment comprising at least two-thirds of the outstanding Shares.

Section 1.5    Severability. The Stockholders and the Company hereto agree that the terms and provisions in this Amendment are reasonable and shall be binding and enforceable in accordance with the terms hereof and, in any event, that the terms and provisions of this Amendment shall be enforced to the fullest extent permissible under law. In the event that any term or provision of this Amendment shall for any reason be adjudged to be unenforceable or invalid, then such unenforceable or invalid term or provision shall not affect the enforceability or validity of the remaining terms and provisions of this Amendment, and the Stockholders and the Company hereby agree to replace such unenforceable or invalid term or provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid term or provision.

Section 1.6    Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

Section 1.7    Further Assurances. The Stockholders agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Amendment.

[signature page follows]

The foregoing Amendment is hereby executed as of the Amendment Effective Date.

THE COMPANY LEVI STRAUSS & CO. (as successor to LSAI Holding Corp.)

By:	/s/ Charles V. Bergh
Name:	Charles V. Bergh
Title:	President & CEO
Date:	December 22, 2014

STOCKHOLDERS:

(signature)

(type or print name)

ADDRESS:

First Amendment to the Stockholders’ Agreement